Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firms" in the Statement of Additional Information and "Financial Highlights" in the Prospectus and to the use of our report dated January 20, 2004 with respect to the financial statements of IDS Life Variable Annuity Fund B included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-1A, No. 333-113780 / 811-21534) for the registration of the AXP Variable Portfolio - Core Equity Fund offered by AXP Variable Portfolio - Select Series, Inc.



/s/ Ernst & Young LLP
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    Ernst & Young LLP
    Minneapolis, Minnesota
    February 21, 2005